Exhibit 11

Horace Mann Educators Corporation

Computation of Net Income per Share (Unaudited)

For the Three and Six Months Ended June 30, 2014 and 2013

(Amounts in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013

Basic:

Net income	$20,452	$25,995	$48,818	$53,007
Weighted average number of common
shares during the period	41,432	39,768	41,343	39,648

Net income per share – basic	$0.49	$0.65	$1.18	$1.34

Diluted:

Net income	$20,452	$25,995	$48,818	$53,007
Weighted average number of common
shares during the period	41,432	39,768	41,343	39,648
Weighted average number of
common equivalent shares to reflect
the dilutive effect of common
stock equivalent securities:
Stock options	146	420	141	378
Common stock units related to deferred
compensation for Directors	-	117	-	117
Common stock units related to deferred
compensation for Employees	110	112	110	112
Restricted common stock units related
to incentive compensation	622	978	619	964
Total common and common equivalent
shares adjusted to calculate
diluted earnings per share	42,310	41,395	42,213	41,219

Net income per share – diluted	$0.48	$0.63	$1.16	$1.29